UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 19, 2011

Vyteris, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32741	84-1394211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13-01 Pollitt Drive, Fair Lawn, NJ		07410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 703-2299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

                See Item 8.01 below.

Item 5.02  Resignation of Officers

Effective July 19,  2011, Joseph Himy has resigned as CFO of Vyteris, Inc. (the “Registrant”).

Effective August 9, 2011,  Haro Hartounian resigned as CEO of the Registrant.

Item 8.01  Other Events

As previously reported, Registrant has been investigating four strategic transactions with four separate acquisition targets (the “Acquisition Targets”) as well as attempting to  monetize the assets from its former iontophoresis business.   Additionally, due to the May decision to not continue active involvement in its drug delivery business, Registrant was able to reduce its workforce by eliminating staffing in that area and vacating its leased space, which has resulted in an ongoing dispute with its former landlord.  The process of reaching final agreements with regard to drug delivery asset monetization has proven to taken longer than originally anticipated, and Registrant’s efforts to raise the capital that will be required to complete such strategic transactions with the Acquisition Targets have proven more difficult than originally anticipated.

After due deliberation and consideration of the above described facts, Registrant’s Board of Directors has determined that it must pursue an alternative strategy to attempt to realize value from Registrant’s assets.    To that end, Registrant’s Board of Directors has determined to focus on efforts to discharge Registrant’s various obligations to its creditors and its landlord in a manner that will result in Registrant’s shareholders having possible value in Registrant’s residual assets.

The Board of Directors further determined it would not be a prudent use of Registrant’s available resources to prepare and file its Form 10-Q for the period ended June 30, 2011 and, as a result, such filing was not made.   Registrant does not expect to make further filings with the SEC subsequent to the filing of this Current Report on Form 8-K.

In connection with efforts to delever Registrant’s balance sheet and potentially realize shareholder value, a proposal was made by a third party regarding an assignment of the  opportunities to pursue possible transactions with the Acquisition Targets in exchange for the assumption of certain of Registrant’s liabilities.   In connection with this proposal, the Board of Directors empanelled a special committee comprised solely of independent directors (the “Independent Committee”) and delegated to the Independent Committee the full power and authority of the Board of Directors to evaluate, negotiate and, if deemed appropriate, approve such proposal.  The Independent Committee completed a thorough evaluation of the proposal and engaged in negotiations with the third party and, in addition, considered other alternatives.  As a result of the foregoing analysis and in light of the concessions achieved through negotiations with the third party, the Independent Committee unanimously determined that the transaction negotiated with the third party is in the best interest of the Company and its various constituencies and has approved such transaction as of August 12, 2011.

The terms of the subject transaction are as follows:

•	Western Clinical Trials, Inc. (“Assignee”) shall pay to Registrant $35,000 in cash.

•	Assignee shall assume. approximately $1.4 million of Registrant’s liabilities

•	In consideration for the foregoing, Registrant shall provide the following services to Assignee with regard to the Acquisition Targets:

(i) the facilitation of an introduction of the Acquisition Targets to Assignee, (ii) following an introduction between Assignee and each Acquisition Target, if the Acquisition Target is willing to consider a possible strategic transaction with Assignee,  arranging for a meeting between Registrant’s counsel and Assignee’s counsel to discuss the status of the various transactions with the Acquisition Targets, and (iii) the provision of assistance, on a commercially reasonable best efforts basis, to Assignee with respect to the historical course of negotiations and the status of any diligence findings with regard to any potential transaction between an Acquisition Target and Assignee.

Eugene Bauer, Gene Burleson and Joel Kanter are Directors of Assignee.  Each is also a Director of Registrant and Mr. Bauer is currently acting as executive Chairman of the Board in the absence of a Chief Executive Officer.  The Assignment was unanimously approved by the Independent Committee, without the vote of the other directors of the Registrant, as described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYTERIS, INC.

By:	/s/ Eugene Bauer
Name: Eugene Bauer
Title: Chairman of the Board

Dated:  September 2, 2011